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                                                                   Exhibit (m.3)


                              LEBENTHAL FUNDS, INC.

                      Lebenthal Taxable Municipal Bond Fund


                              Amended and Restated
                 Distribution and Service Plan Pursuant to Rule
                 12b-1 Under the Investment Company Act of 1940



            This Distribution and Service Plan (the "Plan") is hereby amended and restated to reflect that the Board of Directors has determined that it is in the best interest of the Lebenthal Taxable Municipal Bond Fund (the "Portfolio") and the shareholders to modify the term of the Plan. The modified term was approved by the Board in order to place the Plan on the same renewal schedule as the Portfolio's other annual approvals. The Plan is hereby amended and restated in its entirety pursuant to paragraph 9 hereof.

            The Plan is adopted by Lebenthal Funds, Inc. (the "Fund"), on behalf of the Portfolio in accordance with the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act").

                                    The Plan
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     1.     (a) The Portfolio and Advest, Inc. (the "Distributor"), have entered into a Distribution Agreement, in a form satisfactory to the Fund's Board of Directors, under which the Distributor will act as distributor of the Portfolio's shares. Pursuant to the Distribution Agreement, the Distributor, for consideration as set forth in the most current prospectus filed with the Securities and Exchange Commission for the Portfolio and as agent of the Portfolio, will solicit orders for the purchase of the Portfolio's shares, provided that any subscriptions and orders for the purchase of the Portfolio's shares will not be binding on the Portfolio until accepted by the Portfolio as principal.

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            (b) In addition, the Distribution Agreement provides for
reimbursement to the Distributor by the Portfolio for its distribution, promotional and advertising costs incurred in connection with the distribution of the Portfolio's shares, and for its costs incurred to compensate Participating Organizations (as defined below) for providing assistance in distributing the Portfolio's shares, all subject to a maximum amount set forth in such Agreement.

     2. The Portfolio and the Distributor have also entered into a Shareholder Servicing Agreement, in a form satisfactory to the Fund's Board of Directors, which provides that the Distributor receive a servicing fee set forth in the Shareholder Servicing Agreement for providing shareholder servicing and the maintenance of shareholder accounts and that provides that the Distributor may make payments from time to time from the shareholder servicing fee received to pay the costs of, and to compensate others, including organizations whose customers or clients are Portfolio shareholders ("Participating Organizations"), for performing such shareholder servicing functions on behalf of the Portfolio.

     3. The Manager may make payments from time to time from its own resources, which may include the management fee and past profits for the following purposes:

            (i) to defray the costs of, and to compensate others, including Participating Organizations with whom the Distributor has entered into written agreements, for performing shareholder servicing and related administrative functions on behalf of the Portfolio;

            (ii) to compensate certain Participating Organizations for providing assistance in distributing the Portfolio's shares;

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            (iii) to pay the cost of printing and distributing the Portfolio's prospectus to prospective investors; and

            (iv) to defray the cost of the preparation and printing of brochures and other promotional materials, mailings to prospective shareholders, advertising, and other promotional activities, including salaries and/or commissions of sales personnel of the Distributor and other persons in connection with the distribution of the Portfolio's shares.

The Distributor will in its sole discretion determine the amount of such payments made pursuant to the Plan, provided that such payments will not increase the amount which the Portfolio is required to pay to (1) the Manager for any fiscal year under the Management Contract in effect for that year or (2) to the Distributor under the Shareholder Servicing Agreement or Distribution Agreement in effect for that year.

     4. The Portfolio will pay for (i) telecommunications expenses, including the cost of dedicated lines and CRT terminals, incurred by the Distributor in carrying out its obligations under the Shareholder Servicing Agreement and (ii) typesetting, printing and delivering the Portfolio's prospectus to existing shareholders of the Portfolio and preparing and printing subscription application forms for shareholder accounts.

     5. Payments by the Distributor to Participating Organizations for the purposes enumerated herein are subject to compliance by them with the terms of written agreements in a form satisfactory to the Portfolio's Board of Directors to be entered into between the Distributor and the Participating Organizations.

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     6.     The Portfolio and the Distributor will prepare and furnish to the
Portfolio's Board of Directors, at least quarterly, written reports setting forth all amounts expended by the Portfolio, the Distributor and the Manager, pursuant to the Plan and identifying the distribution and servicing activities for which such expenditures were made.

     7. The Plan became effective upon approval by (i) a majority of the outstanding voting securities of the Portfolio (as defined in the Act), and (ii) a majority of the Board of Directors of the Portfolio, including a majority of the Directors who are not interested persons (as defined in the Act) of the Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement entered into in connection with the Plan, pursuant to a vote cast in person at a meeting called for the purpose of voting on the approval of the Plan.

     8. The Plan will remain in effect until July 31, 2002, unless earlier terminated in accordance with its terms, and thereafter may continue in effect for successive annual periods if approved each year in the manner described in clause (ii) of paragraph 7 hereof.

     9. The Plan may be amended at any time with the approval of the Board of Directors of the Portfolio, provided that (i) any material amendments of the terms of the Plan will be effective only upon approval as provided in clause
(ii) of paragraph 7 hereof, and (ii) any amendment which increases materially the amount which may be spent by the Portfolio pursuant to the Plan will be effective only upon the additional approval as provided in clause (i) of paragraph 7 hereof.

     10. The Plan may be terminated without penalty at any time (i) by a vote of the majority of the entire Board of Directors of the Portfolio and by a vote of a majority of the

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Directors of the Portfolio who are not interested persons (as defined in the
Act) of the Portfolio and who have no direct or indirect financial interest in the operation of the Plan or in any agreement related to the Plan, or (ii) by a vote of a majority of the outstanding voting securities of the Portfolio (as defined in the Act).

Dated: November 10, 1993, as amended and restated on July 25, 2002

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